D-Wave Customer Shionogi Wins First Place in NEDO Quantum Computing Challenge’s Quality of Life Category
¥40 million prize will support continued research exploring the application of quantum computing to drug discovery, with achievements including, among others, a peer-reviewed study using D-Wave’s annealing quantum computing technology
PALO ALTO, Calif. and OSAKA — Oct. 28, 2026 — D-Wave Quantum Inc. (Nasdaq: QBTS) ("D-Wave"), the only dual-platform quantum computing company providing both annealing and gate-model systems, software and services, today announced that its customer Shionogi & Co., Ltd. (“Shionogi”) has won first place in the Quality of Life (QOL) category of the NEDO Challenge for its research exploring the application of quantum computing to drug discovery. The award-winning research includes, among other achievements, a peer-reviewed study published in Scientific Reports in July 2026, which integrated D-Wave annealing quantum computing technology into a generative AI model for molecular design.
Among the achievements included in the award-winning peer-reviewed research, conducted in collaboration with D-Wave, was that 97% of molecular representations generated by the quantum-assisted model were chemically valid, compared with 73% using an equivalent classical model. The quantum-assisted model also generated a higher proportion of molecules with strong drug-likeness scores, exceeding both the classical model and the training dataset. These findings demonstrate how annealing quantum computing could improve the quality of generative AI outputs for early-stage drug discovery.

The ¥40 million NEDO prize will support Shionogi’s continued research into applying quantum computing to one of the pharmaceutical industry’s most complex challenges: designing promising new drug candidate molecules. The award recognized Shionogi’s broader quantum-assisted drug discovery research, which combines D-Wave quantum computing and classical high-performance computing approaches to generate and evaluate drug candidate molecules.
“We believe that combining quantum computing with AI has the potential to accelerate scientific progress and open new paths to solving some of the world’s most consequential problems,” said Dr. Alan Baratz, CEO of D-Wave. “Our collaboration with Shionogi on this study demonstrates that annealing quantum computing can help a generative AI model produce higher-quality molecules for drug discovery. By helping researchers identify more promising molecules earlier in the process, this approach could ultimately contribute to better treatments and improved patient outcomes. Congratulations to Shionogi on this well-deserved recognition.”
“The NEDO award will help us advance our cutting-edge research in quantum-assisted drug discovery,” said Dr. Hayato Kunugi, senior research scientist at Shionogi and the lead author of the research published in Scientific Reports. “Our research combines quantum computing and high-performance computing to generate and evaluate drug candidate molecules. As one part of these efforts, our study using D-Wave technology showed that a quantum-assisted generative AI model could produce higher-quality candidate molecules, suggesting the potential to improve the efficiency of early-stage molecular design. We hope this work will ultimately contribute to faster development of new medicines for the patients we serve.”
NEDO, Japan’s New Energy and Industrial Technology Development Organization, is a national R&D organization under Japan's Ministry of Economy, Trade and Industry. Its NEDO Challenge, Quantum Computing “Solve Social Issues!”, recognizes quantum computing applications with the potential to address social and industrial challenges.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how D-Wave is shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.
About Shionogi & Co., Ltd.
Shionogi & Co., Ltd. is a 148-year-old global, research-driven pharmaceutical company headquartered in Osaka, Japan, that is dedicated to bringing benefits to patients based on its corporate philosophy of “supplying the best possible medicine to protect the health and wellbeing of the patients we serve.” The company currently markets products in several therapeutic areas including anti-infectives, pain and CNS disorders. Shionogi’s research and development currently targets two therapeutic areas: infectious diseases and diseases with unmet medical needs, including rare diseases, allergy/inflammation, oncology, hearing loss, and sleep apnea.
For more information on Shionogi & Co., Ltd., please visit https://www.shionogi.com/global/en.
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